Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268187

Prospectus Supplement No. 5 to Prospectus dated May 24, 2023

Brera Holdings PLC

1,705,000 Class B Ordinary Shares

This Prospectus Supplement No. 5 (“Prospectus Supplement No. 5”) relates to the Prospectus of Brera Holdings PLC (“we,” “us,” or “our”), dated May 24, 2023 (the “Prospectus”), which forms a part of our Post-Effective Amendment No. 1 to Registration Statement on Form F-1 (Registration No. 333-268187), relating to the resale by selling shareholders identified in the Prospectus of up to an aggregate of 1,705,000 Class B Ordinary Shares, nominal value $0.005 per share (the “Class B Ordinary Shares”). Capitalized terms used in this Prospectus Supplement No. 5 and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement No. 5 is being filed to include the information in our Report on Form 6-K which was furnished to the Securities and Exchange Commission (the “SEC”) on March 8, 2024, except for the information furnished pursuant to Exhibit 99.1 and Exhibit 99.2 thereto.

This Prospectus Supplement No. 5 should be read in conjunction with the Prospectus and Prospectus Supplement No. 1 filed with the SEC on August 11, 2023, Prospectus Supplement No. 2 filed with the SEC on September 11, 2023, Prospectus Supplement No. 3 filed with the SEC on October 10, 2023, and Prospectus Supplement No. 4 filed with the SEC on December 29, 2023 (together, the “Prior Supplements”) and is qualified by reference to the Prospectus and the Prior Supplements, except to the extent that the information in this Prospectus Supplement No. 5 supersedes the information contained in the Prospectus and the Prior Supplements, and may not be delivered without the Prospectus and the Prior Supplements.

Our Class B Ordinary Shares are traded under the symbol “BREA” on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC. On March 7, 2024, the closing price of our Class B Ordinary Shares on the Nasdaq Capital Market was $1.95.

We are an “emerging growth company” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and other filings.

We are a “foreign private issuer” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and other filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE RISKS DESCRIBED IN OR INCORPORATED BY REFERENCE INTO THE “RISK FACTORS” SECTION ON PAGE 9 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 5 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is March 8, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of February, 2024.

Commission File Number 001-41606

BRERA HOLDINGS PLC

(Translation of registrant’s name into English)

Connaught House, 5th Floor

One Burlington Road

Dublin 4

D04 C5Y6

Ireland

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒      Form 40-F ☐

On February 29, 2024, Daniel Joseph McClory purchased 2,250,000 class A ordinary shares, $0.005 nominal value per share (the “Class A Ordinary Shares”), of Brera Holdings PLC, a public limited company incorporated in the Republic of Ireland (the “Company”), in a private transaction pursuant to a share purchase agreement, dated as of February 29, 2024, between Mr. McClory and Niteroi SpA, for $1,500,000 (the “Niteroi Purchase Agreement”). The price for the Class A Ordinary Shares is required to be paid in two payments of $375,000, one on or before March 4, 2024, and one on or before March 18, 2024, respectively, and one payment of $750,000 on September 30, 2024. As a condition to the purchase, the Company was required to consent to the transfer of the Class A Ordinary Shares and the waiver of any applicable transfer restrictions. The Class A Ordinary Shares were transferred to Mr. McClory on February 29, 2024. The Niteroi Purchase Agreement is filed as Exhibit 10.1 to this report on Form 6-K, and this description of the Niteroi Purchase Agreement is qualified in its entirety by reference to such exhibit.

On February 29, 2024, Mr. McClory also purchased 2,300,000 Class A Ordinary Shares in a private transaction pursuant to a share purchase agreement, dated as of February 29, 2024, between Mr. McClory and Alessandro Aleotti, for $1,537,500 (the “Aleotti Purchase Agreement”). The price for the Class A Ordinary Shares is required to be paid in two payments of $375,000, one on or before March 4, 2024, and one on or before March 18, 2024, respectively, and one payment of $787,500 on September 30, 2024. As a condition to the purchase, the Company was required to consent to the transfer of the Class A Ordinary Shares and the waiver of any applicable transfer restrictions. The Class A Ordinary Shares were transferred to Mr. McClory on February 29, 2024. The Aleotti Purchase Agreement is filed as Exhibit 10.2 to this report on Form 6-K, and this description of the Niteroi Purchase Agreement is qualified in its entirety by reference to such exhibit.

On March 6, 2024, the Company issued a press release announcing Mr. McClory’s shares purchases. On March 6, 2024, the Company also issued a press release announcing that Massimo Ferragamo had been appointed to its Advisory Board. Copies of these press release are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

This report on Form 6-K, except for the press releases attached hereto as Exhibit 99.1 and Exhibit 99.2, is incorporated by reference into the prospectus contained in the Company’s registration statement on Form F-3 (File No. 333-276870) declared effective by the Securities and Exchange Commission on February 13, 2024.

Exhibit No.	Description
10.1	Share Purchase Agreement, dated February 29, 2024, between Daniel Joseph McClory and Niteroi SpA
10.2	Share Purchase Agreement, dated February 29, 2024, between Daniel Joseph McClory and Alessandro Aleotti
99.1	Press Release dated March 6, 2024
99.2	Press Release dated March 6, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 8, 2024	BRERA HOLDINGS PLC

	By:	/s/ Pierre Galoppi
Pierre Galoppi
Chief Executive Officer

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